UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2011

SECURE LUGGAGE SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-162518	68-0677444
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2375 East Camelback Road, 5th Floor, Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 387-4035

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

.

Item 1.01	Entry into a Material Definitive Agreement

On July 18, 2011 we entered into a Share Purchase and Exchange Agreement with CDS Contact Delivery Services Ltd. d.b.a. Priority Baggage (“Priority Baggage”), a British Columbia corporation, and Neil Saunders Holdings Inc. (the “Selling Shareholder”), the sole shareholder of Priority Baggage. Pursuant to the agreement, we have agreed to pay $675,000 and to issue 1,250,000 common shares in our capital stock to the Selling Shareholder in exchange for all the issued and outstanding shares of Priority Baggage. The 1,250,000 common shares will have a deemed value of $0.30 per share, bringing the aggregate value of the consideration payable to $1,050,000. Closing of the transaction is scheduled to take place by September 16, 2011 and is subject to a number of conditions, including the production of satisfactory financial information by Priority Baggage and the satisfactory completion of due diligence by the parties. Completion of the transaction would result in Priority Baggage becoming our wholly owned subsidiary.

Priority Baggage is a private company that operates a comprehensive storefront baggage service in Vancouver, British Columbia, Canada. Priority Baggage’s services include baggage handling, pick-up and drop-off services, shipping, storage, and wrapping. The company’s operations are based in the Vancouver International Airport.

As an additional condition of the agreement, we have agreed to enter into a consulting agreement with Neil Saunders, the principal executive officer of Priority Baggage, whereby Mr. Saunders will provide consulting services to our company for a period of 12 months in consideration of 164,000 common shares in our capital stock.

Item 9.01	Financial Statements and Exhibits

10.1	Share Purchase and Exchange Agreement dated July 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURE LUGGAGE SOLUTIONS INC.

/s/ Donald G. Bauer
Donald G. Bauer
Chief Executive Officer

July 20, 2011